Exhibit i

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, WI  53202-3580

Phone (414) 273-3500     Fax (414) 273-5198

July 7, 2003

NorCap Funds, Inc.

8010 Excelsior Drive, Suite 300

Madison, Wisconsin  53717

Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-1A (Registration Nos. 333-105287; 811-21345) (the “Registration Statement”) relating to the sale by you of an indefinite number of Investor Class shares (the “Shares”) of common stock, $.01 par value of the NorCap Growth Fund (the “Fund”), a series of NorCap Funds, Inc. (the “Company”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Company’s Articles of Incorporation and By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.